PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-281745

Up to 2,566,667 Shares of Common Stock

Aspira Women’s Health Inc.

Pursuant to this prospectus, the selling stockholder identified herein (the “Selling Stockholder”) is offering on a resale basis up to an aggregate of 2,566,667 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of Aspira Women’s Health Inc. (the “Company,” “we,” “us” or “our”) issuable upon the exercise of an outstanding warrant at an exercise price of $1.36 per share for a term of five years (the “Warrants”) from the date of issuance purchased pursuant to a warrant inducement agreement by and between us and the Selling Stockholder, dated July 31, 2024 (the “Warrant Inducement Agreement”) of Aspira Women’s Health, Inc.

We will not receive any of the proceeds from the sale by the Selling Stockholder of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 2,566,667 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $3.5 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Selling Stockholder identified in this prospectus may offer the Shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the Shares on behalf of the Selling Stockholder; however, does not necessarily mean that the Selling Stockholder will offer or sell its Shares under this registration statement or at any time in the near future. We provide more information about how the Selling Stockholders may sell its Shares in the section entitled “Plan of Distribution” on page 9.

The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale or disposition of the Shares, or interests therein. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses of registering the Shares pursuant to this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AWH”. On August 21, 2024, the closing price per share of our Common Stock as reported on The Nasdaq Capital Market was $1.07 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 3, 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context indicates otherwise, references in this prospectus to “Aspira,” “the Company,” “we,” “us,” “our” and similar references refer to Aspira Women’s Health Inc.

Our Company

We are dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases.

Our commercially available portfolio includes OvaWatch and the Ova1Plus workflow, offered to clinicians as OvaSuite. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer for the more than 1.2 million women in the United States diagnosed with an adnexal mass each year. OvaWatch is used to assess ovarian cancer risk for women with an adnexal mass where their initial clinical assessment indicates the mass is indeterminate or benign. With a negative predictive value of 99%, OvaWatch can help physicians determine the appropriate care pathway. The Ova1Plus workflow is designed to assess the risk of ovarian malignancy in women with adnexal masses who are planned for surgery and uses two FDA-cleared tests, Ova1 as the primary test and Overa as a reflex for Ova1 intermediate range results.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We expect to continue commercializing our existing and new technology and to distribute our tests including through our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the diagnostic superiority of the Ova1Plus workflow as compared to CA-125 on its own for all women with adnexal masses, as well as the superior performance of machine learning algorithms in detecting ovarian cancer in different racial and ethnic populations. We plan to continue to expand access to our tests among Medicaid patients as part of our corporate mission to make the best care available to all women, and we plan to advocate for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services.

We are focused on commercializing our products and have established medical and advisory support and a Key Opinion Leader Network aligned with our territories in the U.S. In addition, we added to our direct salesforce, and in 2021, we put Ova1 on our global testing platform, Aspira Synergy. This platform allows tests to be deployed internationally as well as run by clients in the United States at major customer sites. In 2024, we plan to continue our efforts to commercialize the Ova1Plus workflow by utilizing select partnerships for distribution and expanding our managed care coverage and contracts in select markets.

Recent Developments

July 2024 Warrant Inducement Transaction

As reported in the Current Report on Form 8-K filed on July 31, 2024 by us, on July 31, 2024, entered into the Warrant Inducement Agreement with the holder (the “Holder”) of (i) a warrant to purchase 311,111 shares of Common Stock dated August 22, 2022 (the “August 2022 Warrant”) and (ii) a warrant to purchase 1,400,000 shares of Common Stock dated January 26, 2024 (the “January 2024 Warrant”) pursuant to which the Holder agreed to exercise in cash the August 2022 Warrant and the January 2024 Warrant at a reduced exercise price of $1.25 per share (reduced from $4.13 per share for the August 2022 Warrant and $4.13 for the January 2024 Warrant), for gross proceeds to us of approximately $2.14 million. As an inducement to such exercise, we agreed to issue to the Holder unregistered warrants (the “New Warrants”) to purchase up to 2,566,667 shares of Common Stock at an exercise price of $1.36, immediately exercisable upon issuance, for a term of five years.

The shares of Common Stock issuable upon exercise of the August 2022 Warrant are registered pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-252267), which was filed with the Securities and Exchange Commission (the “SEC”) on January 20, 2021 and declared effective by the SEC on January 28, 2021, and prospectus supplement related thereto. The shares of Common Stock issuable upon exercise of the January 2024 Warrant are registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-278543), which was filed with the SEC on April 5, 2024 and declared effective by the SEC on April 11, 2024.

Notwithstanding the foregoing, in the event that a warrant exercise would cause the Holder to exceed the beneficial ownership limitation set forth in the New Warrants, we will only issue such number of shares that would not cause the Holder to exceed the maximum amount permitted thereunder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations. In the event that the shares underlying the New Warrants are not subject to an effective registration statement at the time of exercise, the New Warrants may be exercised on a cashless basis at any time.

In connection with the transactions contemplated in the Warrant Inducement Agreement (the “Inducement Transaction”), we entered into a financial advisory agreement (the “Financial Advisory Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.). Pursuant to the terms of the Financial Advisory Agreement, A.G.P. received a $150,000 cash fee. Additionally, we agreed to reimburse A.G.P. for its documented accountable legal expenses.

We intend to use these net proceeds received from the Inducement Transaction for general working capital and general corporate purposes.

The Warrant Inducement Agreement also contains customary representations and agreements, including a provision for liquidated damages owed by us in the event that the shares underlying the New Warrants are not timely delivered upon future exercises of the New Warrants.

The New Warrants contain (i) customary stock-based anti-dilution protection, (ii) a cashless exercise provision in the event the shares underlying the New Warrants are not registered for resale at the time of exercise, (iii)

beneficial ownership limitations that may be waived at the option of the Holder upon 61 days’ notice to us, (iv) a put right granting the Holder the right to require us or our successor to redeem the New Warrants in cash for their Black-Scholes value in the event of a Fundamental Transaction (as defined in the New Warrants) and (v) other customary provisions for warrants of this type.

Nasdaq Notice

On July 1, 2024, we received written notice (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that for the last 30 consecutive business days prior to the date of the Notice, our minimum Market Value of Listed Securities was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq has provided us with 180 calendar days, or until December 30, 2024 (the “Compliance Date”), to regain compliance with the MVLS Requirement. If the Company regains compliance with the MVLS Requirement, Nasdaq will provide written confirmation to the Company and close the matter.

The Notice does not result in the delisting of our Common Stock from the Nasdaq Capital Market. To regain compliance with the MVLS Requirement, the market value of our common stock must meet or exceed $35.0 million for a minimum of 10 consecutive business days during the 180-day grace period ending on the Compliance Date, unless the Staff exercises its discretion to extend this ten consecutive business day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H). We are evaluating potential actions to regain compliance with the MVLS Requirement and intend to actively monitor the market value of its listed securities. We may also, if appropriate, consider other options to regain compliance with Nasdaq’s continued listing standard such as by increasing our stockholders’ equity to at least $2.5 million.

In the event that we do not regain compliance prior to the Compliance Date, we will receive written notification that our securities are subject to delisting, at which point we may appeal the delisting determination.

There can be no assurance that we will be successful in maintaining the listing of our common stock on the Nasdaq Capital Market.

Corporate Information

We were originally incorporated in 1993. Our principal executive offices are located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and the inclusion of our website address is an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We have elected to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation.

RISK FACTORS

Investing in our securities involves substantial risks. Please carefully consider the risk factors described below together with the risk factors described in our most recent Annual Report on Form 10-K, any subsequent updates in our Quarterly Reports on Form 10-Q and in any other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, and the matters discussed under “Disclosure Regarding Forward-Looking Statements” below, before making an investment decision. Additional risk factors may be included in any prospectus supplements relating to securities described in this prospectus. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future and could result in a complete loss of your investment.

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholder covered by this prospectus other than upon any exercise of the Warrants for cash.

We are registering the shares of Common Stock that were, or may be, issued by us to the Selling Stockholder to permit the resale of these shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Common Stock. Upon any exercise of any of the Warrants for cash, the Selling Stockholder would pay us the exercise price set forth in such Warrants.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our shareholders to sell their securities.

Although our Common Stock is currently listed on The Nasdaq Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on Nasdaq or if a liquid market for our Common Stock does not develop or is sustained, our Common Stock may remain thinly traded.

On July 1, 2024, we received written notice (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that for the last 30 consecutive business days prior to the date of the Notice, our minimum Market Value of Listed Securities was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq has provided us with 180 calendar days, or until December 30, 2024 (the “Compliance Date”), to regain compliance with the MVLS Requirement. If we regain compliance with the MVLS Requirement, Nasdaq will provide written confirmation to us and close the matter.

In the event that we do not regain compliance prior to the Compliance Date, we will receive written notification that our securities are subject to delisting, at which point we may appeal the delisting determination. If Nasdaq determines to delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our Common Stock;

●	the market price of our Common Stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our Common Stock;

●	the number of market makers in our Common Stock;

●	the availability of information concerning the trading prices and volume of our Common Stock; and

●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), about us and our industry that involve substantial risks and uncertainties.

These statements involve a number of risks and uncertainties. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements speak only as of the date on which this prospectus is filed with the Securities and Exchange Commission (the “SEC”), and, except as required by law, we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after such date. Forward-looking statements in this prospectus and any documents incorporated by reference herein include, but are not limited to, statements about:

•
projections or expectations regarding our future test volumes, revenue, price, cost of revenue, operating expenses, research and development expenses, gross profit margin, cash flow, results of operations and financial condition;
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our ability to regain compliance with and maintain the listing of our Common Stock with The Nasdaq Capital Market’s continuing listing standards;
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our plan to broaden our commercial focus from ovarian cancer to differential diagnosis of women with a range of gynecological diseases, including additional pelvic disease conditions such as endometriosis, adenomyosis fibroids and benign pelvic mass monitoring;
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our planned business strategy and the anticipated effects thereof, including partnerships such as those based on our Aspira Synergy platform, specimen or research collaborations, licensing arrangements and distribution agreements;
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plans to expand our current or future products to markets outside of the United States;
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plans to develop new algorithms, molecular diagnostic tests, products and tools and otherwise expand our product offerings;
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plans to develop, launch and establish payer coverage and secure contracts for current and new products, including EndoCheck, EndoMDx and OvaMDx;
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expectations regarding local and/or national coverage under Novitas, our Medicare Administrative Carrier;
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anticipated efficacy of our products, product development activities and product innovations, including our ability to improve sensitivity and specificity over traditional diagnostics;
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expected competition in the markets in which we operate;
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plans with respect to Aspira Labs, Inc. (“Aspira Labs”), including plans to expand or consolidate Aspira Labs’ testing capabilities, specifically, molecular lab capabilities;
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expectations regarding continuing future services provided by Quest Diagnostics Incorporated;
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expectations regarding continuing future services provided by BioReference Health, LLC;
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plans to develop informatics products as laboratory developed tests (“LDTs”) and potential Food and Drug Administration (“FDA”) oversight changes of LDTs;

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expectations regarding existing and future collaborations and partnerships for our products, including plans to enter into decentralized arrangements for our Aspira Synergy platform and to provide and expand access to our risk assessment tests;
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plans regarding future publications and presentations;
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expectations regarding potential collaborations with governments, legislative bodies and advocacy groups to enhance awareness and drive policies to provide broader access to our tests;
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our ability to continue to comply with applicable governmental regulations, including regulations applicable to the operation of our clinical lab, expectations regarding pending regulatory submissions and plans to seek regulatory approvals for our tests within the United States and internationally, as applicable;
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our continued ability to expand and protect our intellectual property portfolio;
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anticipated liquidity and capital requirements;
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anticipated future losses and our ability to continue as a going concern;
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expectations regarding raising capital and the amount of financing anticipated to be required to fund our planned operations;
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expectation regarding retention and recruitment of top talent;
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expectations regarding the results of our clinical research studies and our ability to recruit patients to participate in such studies;
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our ability to use our net operating loss carryforwards and anticipated future tax liability under U.S. federal and state income tax legislation;
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expected market adoption of our current and prospective diagnostic tests, including Ova1, Overa, Ova1Plus, OvaWatch, EndoCheck, EndoMDx and OvaMDx, as well as our Aspira Synergy platform;
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expectations regarding our ability to launch new products we develop, license, co-market or acquire;
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expectations regarding the size of the markets for our products;
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expectations regarding reimbursement for our products, and our ability to obtain such reimbursement, from third-party payers such as private insurance companies and government insurance plans;
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potential plans to pursue clearance designation with the FDA with respect to EndoCheck, OvaWatch, EndoMDx and OvaMDx;
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expected potential target launch timing for future products;
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expectations regarding compliance with federal and state laws and regulations relating to billing arrangements conducted in coordination with laboratories;
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plans to advocate for legislation and professional society guidelines to broaden access to our products and services;
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ability to protect and safeguard against cybersecurity risks and breaches; and
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expectations regarding the results of our academic research agreements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties, including those discussed in “Risk Factors” on page 4 of this prospectus and elsewhere in this prospectus, that could cause actual results to differ materially from those projected in such forward-looking statements due to various factors, including our ability to continue as a going concern; our ability to comply with Nasdaq’s continued listing requirements; impacts resulting from potential changes to coverage of Ova1 through our Medicare Administrative Carrier for Ova1; anticipated use of capital and its effects; our ability to increase the volume of our product sales; failures by third-party payers to reimburse for our products and services or changes to reimbursement rates; our ability to continue developing existing technologies and to develop, protect and promote our proprietary technologies; plans to develop and perform LDTs; our ability to comply with FDA regulations that relate to our products and to obtain any FDA clearance or approval required to develop and commercialize medical devices; our ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; our ability to compete successfully; our ability to obtain any regulatory approval required for our future diagnostic products; or our suppliers’ ability to comply with FDA requirements for production, marketing and post-market monitoring of our products; our ability to maintain sufficient or acceptable supplies of immunoassay kits from our suppliers; in the event that we succeed in commercializing our products outside the United States, the political, economic and other conditions affecting other countries; changes in healthcare policy; our ability to comply with environmental laws; our ability to comply with the additional laws and regulations that apply to us in connection with the operation of Aspira Labs; our ability to use our net operating loss carryforwards; our ability to use intellectual property; our ability to successfully defend our proprietary technology against third parties; our ability to obtain licenses in the event a third party successfully asserts proprietary rights; the liquidity and trading volume of our Common Stock; the concentration of ownership of our Common Stock; our ability to retain key employees; our ability to secure additional capital on acceptable terms to execute our business plan; business interruptions; the effectiveness and availability of our information systems; our ability to integrate and achieve anticipated results from any acquisitions or strategic alliances; future litigation against us, including infringement of intellectual property and product liability exposure; and additional costs that may be required to make further improvements to our laboratory operations. These and other risks and assumptions are outlined under “Risk Factors” contained in this prospectus and any related free writing prospectus, and in our most recent Annual Report on Form 10-K and our most recent filed Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus, as well as any amendments thereto reflected in subsequent filings with the SEC. The discussion of risks and uncertainties set forth in this prospectus or referenced in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. We operate in a highly competitive, highly regulated and rapidly changing environment, and our business is in a state of evolution. Therefore, it is likely that new risks will emerge and the nature and elements of existing risks will change. It is not possible for management to predict all such risk factors or changes therein or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors or new or altered factors may cause results to differ materially from those contained in any forward-looking statement. Forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus and any related free writing prospectus, together with the information incorporated herein or therein by reference as described under the section titled “Incorporation of Certain Information By Reference,” and with the understanding that our actual future results may materially differ from what we expect.

Except as required by law, forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholder of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 2,566,667 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $3.5 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholder are those previously issued to the Selling Stockholder, and those issuable to the Selling Stockholder, upon exercise of the Warrants. For additional information regarding the issuances of those securities, see “Recent Developments – July 2024 Warrant Inducement Transaction” above. We are registering the Shares in order to permit the Selling Stockholder to offer the Shares for resale from time to time. Except for the ownership of the shares of Common Stock, or as otherwise set forth herein the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder, based on its ownership of the shares of our securities, as of August 15, 2024, assuming exercise of the Warrants held by the Selling Stockholder on that date, without regard to any limitations on conversion.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder.

This prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and without regard to any limitations on the exercise of the Warrants. Under the terms of the Warrants, the Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of the number of shares of our Common Stock outstanding following such exercise (for purposes of the denominator, immediately after giving effect to the issuance of shares of Common Stock to be issued upon the applicable exercise of such Warrant). The fourth column assumes the sale of all of the Shares offered by the Selling Stockholder pursuant to this prospectus without regard to such limitations. The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name and Address	Number of shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Armistice Capital, LLC(2)	2,566,667	2,566,667	-	-

(1)

The ability to exercise the Warrants held by the Selling Stockholder is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). This beneficial ownership limitation may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling stockholder table reflects the total number of shares potentially issuable underlying the Warrants and does not give effect to this beneficial ownership limitation. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2)

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. “Trading Market” means any of the following markets or exchanges on which the Company’s Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing). These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses that we incur incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until the earlier to occur of: (i) such time that all Registrable Shares (as defined in the Securities Purchase Agreement) have been resold, or (ii) such time as such Shares no longer remain Registrable Shares. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the issuance of the securities offered hereby. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Aspira Women’s Health Inc. (the “Company”) as of December 31, 2023 and 2022 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of the registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities that may be offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. You may read any document we file with the SEC, including reports, proxy statements and information statements, on the SEC’s website at www.sec.gov. Our SEC filings are also available to the public at our website at www.aspirawh.com.

Information on the Company’s website, any subsection, page, or other subdivision of the Company’s website, or any website linked to by content on the Company’s website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference herein.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-34810):

•
our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024;

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2024;

•
our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 15, 2024;

•
our Quarterly Report on Form 10-Q for the period ended June 30, 2024, filed with the SEC on August 13, 2024;

•
those portions of our Definitive Proxy Statement on Schedule 14A filed on April 1, 2024, that are deemed “filed” with the SEC;

•
our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 25, 2024 (except for Item 2.02), January 26, 2024 (except for Item 2.02), March 21, 2024, March 25, 2024, April 26, 2024 (2), May 14, 2024, June 7, 2024, June 27, 2024, July 2, 2024, July 5, 2024, July 29, 2024, July 31, 2024, and August 2, 2024; and

•
the description of our Common Stock set forth in the Registration Statement on Form 8-A filed with the SEC on July 6, 2010 (File No. 001-34810), and any amendment or report filed with the SEC for the purpose of updating such description, including Exhibit 4.7 of our Annual Report on Form 10-K for the year ended December 31, 2023.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas 78738

(512) 519-0400

Attn: Corporate Secretary

Aspira Women’s Health Inc.

2,566,667 Shares of Common Stock

Preliminary Prospectus

September 3, 2024